Exhibit 99.1

International Rectifier Third-Quarter Revenue up 7 Percent

and Orders up 27 Percent over Prior Quarter

EL SEGUNDO, Calif., April 27, 2006 – International Rectifier Corporation (NYSE: IRF) today reported adjusted earnings of $28.1 million (or $0.39 per share) for the March quarter on revenue of $297.1 million. This compares to $26.5 million (or $0.37 per share) for the December quarter on revenue of $278.8 million. For the prior-year quarter, adjusted earnings were $41.7 million (or $0.56 per share) on revenue of $281.9 million. For the March 2006, December 2005 and March 2005 quarters, adjusted earnings excluded $3.3 million, $3.1 million and $8.1 million in pretax charges, respectively, for severance and restructuring activities announced in December 2002.

On a GAAP basis, net income was $25.7 million (or $0.36 per share) for the March quarter versus $24.3 million (or $0.34 per share) in the December quarter and $35.7 million (or $0.48 per share) for the prior-year March quarter.

The expense for stock-based compensation lowered both the adjusted and GAAP EPS for the March quarter by $0.01 per share.

Gross margin was 40.0 percent in the third quarter, unchanged from the December quarter. IR reported gross margin of 44.4 percent in the year-ago March quarter. Thirteen-week product backlog was $247 million at the end of the March quarter, up 22 percent sequentially.

CEO Alex Lidow said, “Demand soared in the March quarter. Our orders grew 27 percent over the prior quarter as customers continue to turn to IR’s leading power management solutions. Demand was strongest in Japan, where our orders were up 110 percent on the strength of new digital TV and game station programs. We are especially pleased to announce that IR has been selected for the key power management solution in a major next-generation game station platform. This platform presents one of the most difficult power management challenges in the industry. Our iPOWIR™ integrated modules have been selected to provide the power management for the high-performance processor as well as the advanced graphics processor. In addition, our high-performance analog ICs have been selected to power the external adapter. We look forward to this unique, high-volume business opportunity.”

In the March quarter, IR’s Focus Products revenue grew 6 percent quarter-on-quarter. Revenue in each product segment in the Focus Products group was up from the prior quarter and up double-digit percentages from a year ago.

•                  Computing & Communications (C&C) revenue was up 6 percent quarter-on-quarter, led by strength in the company’s game station and AMD and Intel-based server business.

•                  Energy-Savings Products (ESP) revenue grew 8 percent from the prior quarter, led by energy-efficient air conditioners and automotive.

•                  Aerospace & Defense (A&D) revenue was up 5 percent over the prior quarter, due to military and commercial aviation programs, including the new Airbus A380 and Boeing 787, where IR’s power management content is significantly higher than in prior generations.

In the Non-Focus Products group, revenue increased 8 percent over the December quarter. In the Commodity Products segment, revenue grew 8 percent over the prior quarter in an improved market environment. Non-Aligned Products segment revenue was up 8 percent due to program timing and improved manufacturing throughput. On April 12, IR announced plans for a potential sale of its Non-Focus Products business, and anticipates it could enter into an agreement by the end of June for the sale. In the March quarter, these businesses had revenue totaling $69 million, or 23 percent of company revenue.

IR generated $25 million in cash from operations in the March quarter and $74 million fiscal year-to-date. Total cash and cash investments were over $900 million as of the end of the March quarter.

A breakout of revenue and gross margin by segment follows for the periods shown:

Product Segment ($ in millions)	March 31, 2006	December 31, 2005	March 31, 2005
Computing & Comms (C&C)
Revenue	$100.6	$95.2	$89.3
Gross Margin	39.6%	41.5%	45.9%
Energy-Saving Products (ESP)
Revenue	$81.4	$75.6	$73.7
Gross Margin	50.1%	47.9%	55.5%
Aerospace & Defense (A&D)
Revenue	$36.2	$34.4	$32.5
Gross Margin	48.1%	50.0%	42.9%
Intellectual Property (IP)
Revenue	$10.0	$10.1	$10.5
Gross Margin	100.0%	100.0%	100.0%
FOCUS PRODUCTS
Total Revenue	$228.2	$215.3	$206.0
Gross Margin	47.4%	47.8%	51.6%

Non-Aligned Products (NAP)
Revenue	$26.0	$24.0	$24.9
Gross Margin	10.7%	8.5%	14.3%
Commodity Products (CP)
Revenue	$42.9	$39.5	$51.0
Gross Margin	18.5%	16.6%	30.1%
NON-FOCUS PRODUCTS
Total Revenue	$68.9	$63.5	$75.9
Gross Margin	15.6%	13.5%	24.9%

CONSOLIDATED TOTAL
Revenue	$297.1	$278.8	$281.9
Gross Margin	40.0%	40.0%	44.4%

OUTLOOK

For the June quarter, IR expects Focus Products revenue to be up 7 to 9 percent over the prior quarter, with total company revenue up 5 to 8 percent. IR’s backlog currently stands at more than 85 percent of target shipments. As IR continues to ramp new capacity, gross margin is expected to be 40.0 percent, plus or minus a point. IR expects to return to its target of 60 percent incremental gross margin levels in the September quarter as major new programs ramp into production.

CEO Alex Lidow stated, “Over the last several years, IR has been developing and introducing some of the most advanced power management products and new architectures for the next-generation of applications. That next generation has arrived. From new game stations, digital TVs, high-performance servers, 3G phones, hybrid vehicles and energy-efficient appliances, we are seeing strong demand for our leading products as reflected in our record orders and backlog. This demand presents the opportunity for our Focus Products to significantly outperform the market in calendar 2006 and beyond, while achieving higher levels of gross margin.”

GAAP Adjustment

In addition to disclosing results that are determined in accordance with Generally Accepted Accounting Principles (GAAP), IR also discloses adjusted or non-GAAP results of operations that exclude costs related to restructuring activities and certain one-time income/loss items, if any. IR discloses both adjusted and actual results of operations to allow the users of its financial statements to assess the company’s operating results with and without charges associated with the company’s ongoing restructuring initiatives previously announced in December 2002, and with and without certain one-time income/loss items, if any. In connection with the restructuring activities, the company is de-emphasizing some parts of its commodity business and accelerating the move to its proprietary products and how they relate to its Focus Product segments. The company expects to record severance and restructuring charges as incurred in accordance with SFAS 146, “Accounting for the Costs Associated with Exit or Disposal Activities”, through approximately calendar year-end 2006.

The following reconciles reported net income and earnings per share to pro forma net income and earnings per share for the fiscal quarters ended March 31, 2006, December 31, 2005 and March 31, 2005 (in thousands, except per share amounts):

	For the Quarter Ended
	March 31, 2006	December 31, 2005	March 31, 2005
	(unaudited)	(unaudited)	(unaudited)
Net income	$25,654	$24,256	$35,673
Restructuring charges (net of tax)	2,427	2,218	5,994
Adjusted net income	28,081	26,474	41,667
Conversion of subordinated notes (net of tax)	—	—	1,552
Adjusted net income, diluted	$28,081	$26,474	$43,219

EPS, basic	$0.36	$0.34	$0.53
Effect of dilutive securities (1)	—	—	(0.05)
EPS, diluted	0.36	0.34	0.48
Restructuring charges (net of tax)	0.03	0.03	0.08
Adjusted EPS, diluted (1)	$0.39	$0.37	$0.56

Basic EPS shares	70,948	70,816	67,795
Effect of dilutive securities:
Convertible subordinated notes	—	—	7,439
Stock options	666	786	2,088
Diluted EPS shares (1)	71,614	71,602	77,322

(1)   The reported and adjusted diluted EPS for the fiscal quarters ended March 31, 2006 and December 31, 2005 did not include the effect from the conversion of the Company’s outstanding convertible subordinated notes into 7,439,000 shares of common stock (“the Effect”), as the Effect would have been anti-dilutive. The reported and adjusted diluted EPS for the fiscal quarter ended March 31, 2005 included the Effect, which negatively impacted reported and adjusted diluted EPS by $0.03 and $0.04, respectively.

International Rectifier (NYSE:IRF) is a world leader in power management technology. IR’s digital, analog and mixed signal ICs, advanced circuit devices, integrated power systems and components enable high performance computing and reduce energy waste in motors, the world’s single largest consumer of electricity. Leading manufacturers of computers, energy efficient appliances, lighting, automobiles, satellites, aircraft, and defense systems rely on IR’s power management benchmarks to power their next generation products. For more information, go to www.irf.com.

The foregoing material includes some “forward-looking statements” as that term is defined in the Private Securities Litigation Reform Act of 1995. The materials presented can be identified by the use of forward-looking terminology such as “anticipate”, “believe”, “estimate”, “may”, “should”, “will”, or “expects” or the negative or variations thereof, whether set out in the text of documents or in graphs. Such forward-looking statements include, among other things, our statements that (i) for our fiscal fourth quarter overall revenues will be up 7 to 9 percent over our fiscal third quarter; (ii)  for our fiscal fourth quarter overall gross margin is expected to be 40.0 percent, plus or minus a point; (iii) our expectation that current backlog and orders can be converted into revenues in the periods for which they are measured; (iv) our expectation that stated design and program awards can be converted into revenues in the periods where they are being planned; and (v) our anticipation that we could enter into an agreement by the end of June 2006 for the sale of our Non-Focus Products business. Forward-looking statements are subject to a number of uncertainties and risks, and actual results may differ materially from those projected. Factors that could affect the company’s actual results include the failure of customer programs and market demand to materialize as anticipated (and the product mix of those programs and demand); company and market impact due to the cancellation or delays in customer and/or industry programs and/or orders, whether or not due to industry conditions; the failure of our ability to timely and adequately align our capacity (whether or not through increasing capacity) or inventory with market demand or product mix; impacts on revenue and margin due to pricing pressures; impacts due to unexpected or greater than expected costs or delays associated with cost-reduction and restructuring efforts, including reductions in force and the transfer, discontinuance, divestiture or consolidation of product lines and equipment; changes in assumptions or events that adversely affect the timing and realization of anticipated cost savings from cost reduction efforts, including restructuring plans; any adverse impact from quality and product disputes, claims, litigation, investigations, returns and recalls, and the costs of defense; introduction, acceptance, availability, and continued demand and growth of new and high-performance products; any adverse impacts from customer credit or bankruptcy issues;  impacts on our royalties from patent licensee redesign, a decline in sales by licensees (due to market conditions or otherwise), changes in product mix to non-infringing devices or our inability to obtain new licenses; greater than expected manufacturing and administrative costs; unfavorable results in connection with asset audit processes; changes in interest and investment rates; impacts on our business or financial condition due to changes in currency valuation; impact of changes in accounting methods and the timing of completion of necessary compliance certifications; the unfavorable impact of changes in laws and regulations, including tax, trade and export regulations and policies; impacts due to environmental compliance and/or regulation for our facilities; and other uncertainties disclosed in the company’s reports filed with the Securities and Exchange Commission, including its most recent reports on Form 10-K and 10-Q. Additionally, to the foregoing factors should be added the financial, market, supply disruption and other ramifications of terrorist actions and natural disasters.

NOTE: A conference call will begin today at 4:40 p.m. Eastern time (1:40 p.m. Pacific time). Participants can join the call by dialing 212-896-6121 or by logging onto the Internet at http://investor.irf.com, http://www.vcall.com, or http://www.streetevents.com at least 15 minutes ahead of the start time. A replay of the call will be available from 6:40 p.m. Eastern time (3:40 p.m. Pacific time) on Thursday, April 27 until 6:40 p.m. Eastern time (3:40 p.m. Pacific time) on Tuesday, May 2. To hear the replay, call 800-633-8284 (for international callers 402-977-9140) and use reservation number 21261685, or use the websites listed above.

Company contact: Steve Harrison, 310.252.7731.

Website:  http://www.irf.com

iPOWIR is a trademark of International Rectifier. Other names and brands may be claimed as the property of others.

INTERNATIONAL RECTIFIER CORPORATION AND SUBSIDIARIES

UNAUDITED CONSOLIDATED STATEMENTS OF INCOME

(In thousands except per share amounts)

	Three Months Ended March 31,		Nine Months Ended March 31,
	2006	2005	2006	2005

Revenues	$297,076	$281,871	$848,460	$892,656
Cost of sales	178,289	156,604	507,205	504,571
Gross profit	118,787	125,267	341,255	388,085

Selling and administrative expense	50,848	40,756	142,162	128,034
Research and development expense	28,558	27,323	81,008	80,379
Amortization of acquisition-related intangible assets	1,295	1,473	4,181	4,369
Impairment of assets, restructuring and severance charges	3,349	8,077	10,702	21,599
Other expense, net	1,746	169	2,911	825
Interest (income) expense, net	(2,393)	(638)	(4,746)	1,728
Income before income taxes	35,384	48,107	105,037	151,151

Provision for income taxes	9,730	12,434	28,885	38,384
Net income	$25,654	$35,673	$76,152	$112,767

Net income per common share – basic	$0.36	$0.53	$1.08	$1.68

Net income per common share – diluted	$0.36	$0.48	$1.07	$1.55

Average common shares outstanding – basic	70,948	67,795	70,694	67,080

Average common shares and potentially dilutive securities outstanding – diluted	71,614	77,322	71,483	76,559

INTERNATIONAL RECTIFIER CORPORATION AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(In thousands)

	March 31,	June 30,
	2006	2005
	(Unaudited)
ASSETS
Current assets:
Cash, cash equivalents and cash investments	$527,799	$638,135
Trade accounts receivable	172,761	158,510
Inventories, net	208,742	177,560
Short-term deferred income taxes	29,803	34,784
Prepaid expenses and other receivables	68,134	53,387
Total current assets	1,007,239	1,062,376

Long-term cash investments	380,475	302,585

Property, plant and equipment, net	549,609	488,204

Other assets	383,398	370,379

Total assets	$2,320,721	$2,223,544

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Bank loans	$5,762	$18,168
Long-term debt, due within one year	481	163
Accounts payable	74,380	81,893
Accrued salaries, wages and commissions	36,306	33,344
Other accrued expenses	83,243	91,328
Total current liabilities	200,172	224,896

Long-term debt, less current maturities	537,709	547,259
Other long-term liabilities	33,081	26,186
Long-term deferred income taxes	8,069	—

Stockholders’ equity:
Common stock	71,022	69,826
Capital contributed in excess of par value of shares	891,325	854,045
Retained earnings	511,289	435,145
Accumulated other comprehensive income	68,054	66,187
Total stockholders’ equity	1,541,690	1,425,203
Total liabilities and stockholders’ equity	$2,320,721	$2,223,544